UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)” September 13, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreements

On September 13, 2013, September 16, 2003 and September 17, 2013, Grandparents.com, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with accredited investors (the “Investors”) pursuant to which the Company sold, in separate private transactions, an aggregate of 800,000 shares of the Company’s common stock (the “Shares”) and warrants (the “Warrants”) to purchase an aggregate of 200,000 shares of the Company’s common stock for aggregate gross proceeds to the Company of $200,000. The Warrants are exercisable for a period of five years at an exercise price of $0.25 per share, subject to customary adjustments. The Purchase Agreements contain customary representations, provisions and warranties of both the Company and the Investors.

Fourth Amended and Restated Promissory Note

On September 13, 2013, and effective as of September 1, 2013, the Company entered into a Fourth Amended and Restated Promissory Note in favor of Mel Harris (the “Fourth Amended and Restated Note”), which amends and restates the Third Amended and Restated Promissory Note, dated as of July 1, 2013, issued by the Company to Mr. Harris in connection with a loan by Mr. Harris to the Company in the original principal amount of $200,000 (the “Loan”). The Fourth Amended and Restated Note extends the maturity date of the Loan to November 1, 2013 and also reflects that the outstanding principal amount of the Loan is $100,000.

The foregoing description of the Purchase Agreements, Warrants and Fourth Amended and Restated Note do not purport to be complete and are qualified in their entireties by reference to the form of Purchase Agreement, form of Warrant and Fourth Amended and Restated Note, respectively, to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Item 3.02	Unregistered Sales of Equity Securities

The disclosures contained in Item 1.01 of this Current Report on Form 8-K regarding the Purchase Agreements, Shares and Warrants are incorporated herein by reference in response to this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman/Co-Chief Executive Officer